Exhibit 10.13

SEPARATION OF EMPLOYMENT AGREEMENT

AND GENERAL RELEASE

PLEASE READ CAREFULLY. THIS AGREEMENT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS, AND A WAIVER OF ALL RIGHTS TO MAKE ANY CLAIM AGAINST THE EMPLOYER.

WHEREAS, Kurt Braun (hereinafter “EMPLOYEE”) has been employed by ClearPoint Business Resources, Inc., a Delaware corporation and all of its subsidiary and affiliated companies (hereinafter, collectively “EMPLOYER”) in the capacity of Chief Financial Officer; and

WHEREAS, EMPLOYEE and EMPLOYER mutually desire to terminate amicably EMPLOYEE’s employment with EMPLOYER:

NOW, THEREFORE, in consideration of the mutual promises, agreements, undertakings and representations continued herein, and intending to be legally bound hereby,

It is hereby agreed by and between EMPLOYEE and EMPLOYER as follows:

1. Effective June 20, 2008, EMPLOYEE does hereby resign as an employee of, and as Chief Financial Officer of, EMPLOYER. In furtherance hereof, EMPLOYEE, on behalf of and for the benefit of himself, and his heirs, assigns and representatives, does hereby permanently and irrevocably sever his employment relationship with, and any and all of his officer positions with, EMPLOYER and also does hereby REMISE, RELEASE AND FOREVER DISCHARGE EMPLOYER and its parents, subsidiaries, affiliates, and its and their officers, directors, shareholders, employees and agents, its and their respective successors and assigns, heirs, executors, and administrators (hereinafter referred to collectively as “RELEASEES”) of and from any and all actions and causes of actions, suits, debts, claims and demands whatsoever in law or in equity, which he ever had, now has, or which his heirs, executors or administrators may have, by reason of any matter, cause or thing whatsoever, from the beginning of his employment with EMPLOYER up to and including the Effective Date of this Separation of Employment Agreement and General Release (the “Agreement”), and particularly, but without limitation, any claims arising from or relating in any way to his employment relationship or the termination of his employment relationship with EMPLOYER, including, but not limited to, any claims which have been asserted, could have been asserted or could be asserted now or in the future, including any claims under any federal, state or local laws, including the Pennsylvania Human Relations Act, 43 P.S. § 951 et seq.; Title VII of the Civil Rights Act of 1964, as amended, 42 U.S. C. § 2000e et seq., the Americans with Disabilities Act, 29 U.S.C. §12101 et seq.; the Family and Medical Leave Act, 29 U.S.C. §§2601 et seq.; the Employee Retirement Income Security Act of 1974, 29 U.S.C. § 1001 et seq.; any common law contract or tort claims now or hereafter recognized, and all claims for counsel fees and costs.

2. In full consideration of EMPLOYEE’S execution of this Agreement and assuming the EMPLOYEE does not revoke this Agreement within the revocation period set forth in Section 11 hereof, and in consideration of EMPLOYEE’S agreement to be legally bound by the terms of this Agreement and his release of claims hereunder and his agreement to remain with EMPLOYER until June 20, 2008 and his agreement to provide the transitional services set forth in Section 12 hereof, EMPLOYER agrees to:

(a) Pay EMPLOYEE $75,000.00 (minus all payroll deductions required by law or authorized by EMPLOYEE), an amount equal to twenty-six (26) weeks of his current base salary, to be paid as salary continuation over the same number of week(s) beginning within a reasonable time period after the expiration of the revocation period set forth in Section 11 of this Agreement;

(b) Continue to pay, to the extent applicable, the existing health, dental, life and disability insurance premiums for EMPLOYEE and his immediate family through the twenty-six (26) week period and, thereafter, will permit EMPLOYEE, solely at his own expense, to continue to receive such coverage in accordance with COBRA regulations;

(c) Pay EMPLOYEE the balance of any accrued but unused vacation/PTO hours, minus all payroll deductions required by law or authorized by EMPLOYEE. EMPLOYEE acknowledges his responsibility to reimburse EMPLOYER to the extent EMPLOYEE has overdrawn his vacation/PTO hours and hereby authorizes EMPLOYER to deduct any overdrawn amounts from EMPLOYEE’S last check or from any payments due to EMPLOYEE under this Agreement;

(d) Subject to Section 13.3 of the 2006 Long-Term Incentive Plan (the “Plan”), EMPLOYER shall amend EMPLOYEE’S Nonqualified Stock Option Agreement, dated March 30, 2007 (the “Option Agreement”), to permit EMPLOYEE to exercise 90,000 of the 140,000 stock options granted in the Option Agreement until March 30, 2010. The balance (50,000 options) of the 140,000 stock options granted in the Option Agreement shall expire on June 20, 2008 in accordance with Section 5.2(j) of the Plan;

(e) Allow EMPLOYEE to keep the laptop computer EMPLOYEE has utilized after removal of all confidential and proprietary information of EMPLOYER;

(f) Except as set forth herein, it is expressly agreed and understood that EMPLOYER does not have, and will not have, any obligation to provide EMPLOYEE at any time in the future with any payments, benefits or consideration other than those recited in Sections 2(a) – 2(e) above other than any vested benefits to which EMPLOYEE may be entitled under the terms of EMPLOYER’s benefit plans. EMPLOYEE acknowledges that the consideration set forth in Sections 2(a) – 2(e) is satisfactory and adequate in exchange for his covenants and release contained herein. EMPLOYEE further acknowledges that the consideration described above in Sections 2(a) – 2(e) is more than EMPLOYER is required to provide under its normal policies, practices or employee benefit plans and represents benefits to which he is not otherwise entitled.

3. The parties hereto acknowledge that the undertakings of each of the parties herein are expressly contingent upon the fulfillment and satisfaction of the obligations of the other party as set forth herein.

4. EMPLOYEE hereby agrees and recognizes that his employment relationship with RELEASEES has been permanently and irrevocably severed effective June 20, 2008 and that RELEASEES have no obligation, contractual or otherwise, to hire, rehire or re-employ him in the future. Except as set forth in this Agreement, and except for EMPLOYEE’S continuing obligations pursuant to Sections 9 and 10 of that certain Employment Agreement, dated as of April 18, 2005 (the “Employment Agreement”), the parties agree and hereby confirm that the Employment Agreement is null and void and of no further force and effect. EMPLOYER further recognizes EMPLOYEE’S right to have a temporary staffing company offer EMPLOYEE’S services as a temporary financial consultant to other third-party companies within 25 miles of EMPLOYER’S office and does not consider this a violation of Section 9 of the Employment Agreement so long as such third-party companies do not compete with EMPLOYER and so long as such consultancy work does not otherwise violate Section 9 of the Employment Agreement.

5. EMPLOYEE agrees and acknowledges that the agreement by EMPLOYER, described herein, is not and shall not be construed to be an admission of any violation of any federal, state or local statute or regulation, or of any duty owed by EMPLOYER and that this Agreement is made voluntarily to provide an amicable conclusion of his employment relationship with EMPLOYER.

6. EMPLOYEE agrees, covenants and promises that EMPLOYEE has not communicated or disclosed, and will not hereafter communicate or disclose, the terms of this Agreement to any persons with the exception of members of his immediate family, his attorney, and his accountant or tax advisor, each of whom shall be informed of this confidentiality obligation and shall be bound by its terms.

7. EMPLOYEE agrees at all times to hold in strictest confidence, and not to use, except for the benefit of the EMPLOYER, or to disclose to any person, firm or corporation, the

Confidential Information of the EMPLOYER. EMPLOYEE understands that “Confidential Information” means any proprietary information, technical data, trade secrets or know-how, including, but not limited to, research, product plans, products, services, customer lists and customers (including, but not limited to, customers of EMPLOYER with whom EMPLOYEE became acquainted during the term of his employment), software, designs, drawings, hardware and software configuration information, marketing, intellectual property, financial or other business information disclosed to EMPLOYEE by the EMPLOYER either, directly or indirectly, in writing or orally. Confidential Information may also include proprietary information, trade secrets or know-how received in confidence from third parties. EMPLOYEE further agrees that all memoranda, notes, records, reports, electronic data and electronic records, letters, and other documents made, compiled, received, held, or used by EMPLOYEE while employed by EMPLOYER concerning any phase of the business of the EMPLOYER shall be the EMPLOYER’S property and shall be delivered by EMPLOYEE to the EMPLOYER on the termination of his employment with the EMPLOYER.

8. Nothing in this Agreement is intended to preclude EMPLOYEE from receiving any indemnification provided to EMPLOYEE by law or by EMPLOYER’S organizational documents or bylaws in EMPLOYEE’S capacity as an officer of EMPLOYER to the extent EMPLOYEE is otherwise entitled to receive such indemnification under law or the EMPLOYER’S organizational documents or bylaws.

9. This Agreement shall be governed by and interpreted under the laws of the Commonwealth of Pennsylvania without giving effect to any conflict of laws provisions or canons of construction that construe agreements against the draftsperson.

10. EMPLOYEE hereby certifies that:

(a) he has read the terms of this Agreement, and that he understands its terms and effects;

(b) he has signed this Agreement voluntarily and knowingly in exchange for the consideration described herein, which he acknowledges as adequate and satisfactory to him;

(c) EMPLOYER has provided him with at least twenty-one (21) days within which to consider whether to sign this Agreement, and that he has signed as of the date indicated below after concluding that this Agreement is satisfactory to him;

(d) he has been advised by EMPLOYER, through this document, to consult with an attorney prior to signing this Agreement; and

(e) neither EMPLOYER, nor any of its agents, representatives or attorneys have made any representations to him concerning the terms or effects of this Agreement other than those contained herein.

11. EMPLOYEE may revoke this Agreement within seven (7) days of his signing it. Revocation can be made by delivering a written notice of revocation to Christopher D. McDemus at ClearPoint Business Resources, Inc., 1600 Manor Drive, Suite 110, Chalfont, PA 18914. For this revocation to be effective, written notice must be received by Mr. McDemus no later than 5:00 p.m. (EST) on the seventh (7th) day after EMPLOYEE signs this Agreement. If

EMPLOYEE revokes this Agreement, it shall not be effective and enforceable and EMPLOYEE will not receive the consideration contained in Section 2 hereof or any other consideration set forth herein.

12. In further consideration of the amounts to be paid under Section 2 hereof, EMPLOYEE shall comply with the following:

(a) EMPLOYEE shall (i) cooperate fully with any reasonable request of EMPLOYER to provide truthful information and/or materials to EMPLOYER, (ii) during the twenty-six (26) week period, assist EMPLOYER in matters relating to the performance of EMPLOYEE’S former duties with EMPLOYER and its subsidiary companies and/or affiliates, (iii) during the twenty-six (26) week period, work with EMPLOYER to effectively transition EMPLOYEE’S former duties and responsibilities with EMPLOYER and its subsidiary companies and/or affiliates.

(b) In the event and for so long as EMPLOYER and its subsidiary companies and/or affiliates are actively prosecuting, contesting or defending any action, suit, lawsuit, proceeding, hearing, investigation, charge, complaint, claim, or demand (i) existing as of the date hereof, or (ii) in connection with any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction occurring or existing on or prior to the date hereof, EMPLOYEE shall (x) cooperate with EMPLOYER and its subsidiary companies and/or affiliates and its or their respective counsel in the prosecution, contest or defense, (y) make himself reasonably available, and (z) provide such testimony as shall be reasonably necessary in connection with the prosecution, contest or defense, all at the sole cost and expense of EMPLOYER.

13. Any controversy or claim arising out of or relating to this Agreement shall be settled by a single arbitrator in an arbitration administered by the American Arbitration Association under its National Rules for the Resolution of Employment Disputes and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.

14. Except as set forth herein, and except for all non-competition, non-solicitation and confidentiality agreements, and any applicable stock grant documents, which remain in full force and effect in accordance with their respective terms, this Agreement contains and constitutes the entire understanding and agreement between the parties and supersedes and cancels all previous negotiations, agreements, commitments, and writings in connection therewith.

15. The invalidity or unenforceability of any provision of this Agreement, whether in whole or in part, shall not in any way affect the validity or enforceability of any other provision contained herein.

16. This Agreement may be signed in separate counterparts. Assuming EMPLOYEE does not revoke this Agreement within the revocation period set forth in Section 11 hereof, this Agreement shall become effective at 5:01 p.m. (EST) on the seventh (7th) day after EMPLOYEE signs this Agreement (the “Effective Date”).

17. EMPLOYEE ACKNOWLEDGES THAT HE HAS READ THIS AGREEMENT, UNDERSTANDS IT AND IS VOLUNTARILY ENTERING INTO IT.

EMPLOYEE UNDERSTANDS AND AGREES THAT THIS AGREEMENT CONTAINS A GENERAL RELEASE OF CLAIMS RELATING TO HIS EMPLOYMENT AND THE TERMINATION OF THAT EMPLOYMENT AGAINST ALL RELEASED PARTIES.

[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, and intending to be legally bound hereby, the parties have executed the foregoing Separation of Employment Agreement and General Release this 20th day of June, 2008.

WITNESS:	/s/ Kurt Braun
Print Name: Kurt Braun

CLEARPOINT BUSINESS RESOURCES, INC.

WITNESS:	By:	/s/ Michael D. Traina
	Name:	Michael D. Traina
	Title:	Chairman & CEO